EXHIBIT 21.1

INTELLISYNC CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	State or Other Jurisdiction of Incorporation
Intellisync Bulgaria Ltd.	Bulgaria
Intellisync K.K.	Japan
Intellisync Romania SRL	Romania
NetMind Technologies, Inc.	California, USA
Pumatech International	California, USA
Search Software America Pty. Ltd.	Australia
SPL WorldGroup Ltd.	United Kingdom
SPL WorldGroup Software, Inc.	Delaware, USA
Starfish Software, Inc.	California, USA
Synchrologic, Inc.	Georgia, USA
Synchrologic Deutschland GmbH	Germany
Synchrologic Europe Ltd.	United Kingdom
Synchrologic Italia S.r.l.	Italy

All subsidiaries of the registrant are wholly-owned.